CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Compensation Plan, Fourth Amended and Restated 1992 Stock Option Plan of Global TeleSystems Group, Inc. and Stock Option Grants to Certain Individuals, of our report dated March 8, 1999 with respect to the consolidated financial statements and schedules of Global TeleSystems Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP


Vienna, Virginia
June 17, 1999